Exhibit 10.1

SOUTH JERSEY INDUSTRIES

Officer Change in Control  Agreement

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) made as of the first day of January, 2013, by and between South Jersey Industries, Inc. (“SJI”) and/or one or more of its subsidiaries South Jersey Gas Company, South Jersey Energy Solutions, LLC and SJI Services, LLC, (collectively the “Companies”) all corporations or limited liability companies, having their principal offices at Number One South Jersey Plaza, Route 54, Folsom, New Jersey (the “Companies”), and ____________________ (the “Officer”).

WITNESSETH:

WHEREAS, the Companies desire to assure themselves of the continued employment of the Officer by the Companies and to encourage his or her continued attention and dedication to the Companies in the best interests of the Companies and SJI shareholders upon the happening of events detailed herein; and

WHEREAS, the Officer is presently employed by the Companies as follows: _______________________________.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Section 1. Term.

The term of this Agreement shall be for a period of three (3) years beginning January 1, 2013 and ending on December 31, 2015 subject to earlier termination under Sections 5 and 6.  The term of this Agreement shall be automatically renewed and extended for a period of one (1) year from the date of any Change in Control in order that the Officer obtains the full benefit of all severance benefits in the event of termination of employment after any Change in Control.  This Agreement, either under its normal three (3) year term or under the term resulting from a Change in Control, shall be considered for renewal and extension by the Board of Directors of the Companies or such committee thereof.  The failure by any successor to the Companies to honor the renewal provisions set forth in this Section 1 shall constitute a material breach of this Agreement.

Section 2. Duties and Responsibilities.

After a Change in Control, during the term of the Agreement, the Officer shall continue to serve in the same or comparable executive position with the Company as in effect immediately before the Change in Control.

Section 3. Place of Performance.

The Officer’s services during the term of this Agreement shall be performed primarily in the corporate headquarters building of the Companies at Number One South Jersey Plaza, Route 54, Folsom, New Jersey or at a designated location approved by the Chief Executive Officer of SJI.  Without his or her prior consent, the Officer shall not be required to move from the corporate headquarters building or the designated location, although the Officer may be required to undertake reasonable domestic and international travel from time to time consistent with his or her business travel obligations.

Section 4. Compensation

The Officer compensation is currently comprised of the following:  a base salary of $_______________ per annum (“Base Salary”); a performance based annual cash award targeted at $ ________________; and a long-term incentive plan award targeted at $ __________________; provided that the performance based annual cash award and long-term incentive plan award actually paid to the Officer shall be based on the level of attainment of the applicable performance criteria for such awards and in accordance with the plan documents.  The Officer’s foregoing three components are “Total Direct Compensation.”  The amount of Total Direct Compensation shall be reviewed annually in accordance with the normal business practices of the Companies.

Section 5. Reasons for Termination.

5.1           Death.

This Agreement shall terminate upon the Officer’s death, and he or she shall be entitled to such death benefits to which he or she is otherwise entitled presently or which may be hereafter established by the Companies.

5.2           Without Cause or For Cause by the Companies.

The Companies may terminate the Officer’s employment without Cause or for Cause.  For purposes of this Agreement, the Companies shall have “Cause” to terminate the Officer’s employment hereunder only for the following reasons: (1) the willful and continued failure by the Officer to substantially perform his or her duties hereunder other than any such failure resulting from the Officer’s incapacity due to physical or mental illness or injury, provided that the Board of Directors of the Companies or the Chief Executive Officer has provided written Notice of Termination (as defined in Section 7.1) for Cause to the Officer, and the Officer has not corrected the act or failure to act that constitutes the grounds for Cause as set forth in the Company’s Notice of Termination within 30 days of the Officer’s receipt of the notice; (2) the Officer’s conviction of, plea of no contest to, or plea of nolo contendere to, a crime under state or federal law; (3) willful misconduct by the Officer which is materially injurious to the Companies, monetarily or otherwise; or (4) the Officer’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Officer’s duties and responsibilities.

5.3           For Good Reason by the Officer.

The Officer may terminate the Officer’s employment for Good Reason following a Change in Control at any time during the term of this Agreement. For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) the assignment to the Officer by the Companies, without the Officer’s express written approval, of duties inconsistent with the Officer’s position, duties, responsibilities, titles, or offices with the Companies immediately prior to a Change in Control of the Companies, or any removal of the Officer from or any failure to re-elect the Officer to any such positions, other than a failure to re-elect the Officer to the Board of Directors of the Companies by the Company’s stockholders; (2) a material reduction in the Officer’s Base Salary as in effect on the date hereof or as the same is increased from time to time during the term of this Agreement, other than in connection with an across-the-board, proportional reduction in annual base salary affecting all similarly-situated executives of the Companies; (3) the failure to provide health, welfare, and fringe benefits substantially comparable in the aggregate to the health, welfare, and fringe benefits in which the Officer is participating immediately prior to a Change in Control, or the taking of any action by the Companies which would materially reduce the Officer’s target opportunity under any annual bonus program; (4) a relocation of the Companies’ corporate headquarters to a location more than 50 miles outside of Folsom, New Jersey, or the Officer’s relocation by the Companies to any place more than 50 miles from the location at which the Officer performed the Officer’s duties except for required travel by the Officer on the Companies’ business to an extent substantially consistent with the Officer’s business travel obligations immediately prior to a Change in Control; (5) a material breach of this Agreement by the Companies, or (6) any purported termination of the Officer’s employment which is not effected pursuant to a Notice of Termination.

Notwithstanding the foregoing, for any of the foregoing acts (or failures to act) to constitute “Good Reason,” the Officer must object in writing to the Companies within 90 days following notification of the termination or occurrence or proposed occurrence of the act (or failures to act), and which act (or failures to act) is not then rescinded or otherwise remedied by the Board of Directors of the Companies within 30 days after delivery of such notice and the Officer actually resigns from employment within 30 days after the expiration of the foregoing 30-day cure period.  If the Officer’s resignation occurs after such time, the resignation shall be treated as a voluntary resignation other than for Good Reason and the Officer will not be entitled to severance benefits under this Agreement.

For purposes of this Agreement a “Change in Control” of the Companies shall mean any of the following: (1) the consummation of (A) a merger or consolidation of the Company with another corporation where the shareholders of SJI, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of SJI; (2) directors are elected such that a majority of the members of the Board of Directors of SJI shall have been members of the Board of Directors of SJI for less than two years, , unless each such new director was not a director at the beginning of such two year period stands for election as a management nominee (which shall in no event include directors nominated by hostile shareholders) and is elected by shareholders immediately prior to the election of any such new majority; or (3) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of SJI representing more than 30% of the voting power of the then outstanding securities of SJI; provided that a Change in Control shall not be deemed to occur for purposes of this clause (3) as a result of (A) a transaction in which SJI becomes a subsidiary of another corporation and in which the shareholders of SJI, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 30% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) or (B) an increase in any person’s beneficial ownership of securities of SJI in connection with one or more SJI stock repurchase transactions.

Section 6. Benefits upon Termination.

6.1           Termination by the Companies for Cause.

If the Officer’s employment by the Companies is terminated for Cause (as defined in Section 5.3) (either with or without a Change in Control), the Companies shall pay the Officer his or her Base Salary earned through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Companies shall have no further salary or other compensation obligations to the Officer under this Agreement.  The Officer shall be entitled to such retirement benefits as he or she may otherwise be entitled to on the Date of Termination.  Effective as of the Date of Termination, the Officer shall no longer be an employee of the Companies and shall no longer be entitled to the privileges and benefits thereof.

6.2           Termination by the Companies Without Cause or Termination by the Officer for Good Reason.

If the Officer’s employment is terminated during the term of this Agreement by the Companies without Cause or by the Officer for Good Reason, in either case, following a Change in Control (as defined in Section 5.4) or within the three (3) month period prior to a Change in Control and it is reasonably demonstrated by the Officer that the termination of employment was in connection with or anticipation of a Change in Control, the Officer shall be entitled to receive:

(a)
Severance pay in the amount equal to [two (2) for other officers][three (3) for CEO] times the sum of (i) the Officer’s Base Salary as of the Date of Termination (prior to any reduction triggering Good Reason) and (ii) the average annual cash bonus for the three fiscal years immediately preceding the Date of Termination (or such lesser number of fiscal years if the Officer did not have a bonus for the immediately preceding three fiscal years); provided that, if any severance payment under this Agreement, either alone or together with any other payment which the Officer has received or the right to receive from the Companies (“Total Payments”), would otherwise exceed the amount (the “Safe Harbor Amount”) that could be received by the Officer without the imposition of an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Officer shall be solely responsible for the payment of any excise tax imposed by section 4999 of the Code then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of section 280G of the Code and the regulations thereunder, does not exceed the greater of the following dollar amounts (the “Benefit Limit”): (A) the Safe Harbor Amount, or (A) the greatest after-tax amount payable to the Employee after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.

(a)
Provided the Officer is eligible for and timely elects COBRA continuation coverage, for a period of [two (2) for other officers][three (3) years for CEO] following the Officer’s termination of employment (the “Coverage Period”), the Company shall reimburse the Officer for the monthly COBRA premium cost for the Officer and, where applicable, the Officer’s spouse and dependents, under the Company’s group medical plan, as in effect from time to time, less the amount the Officer would have been required to contribute if the Officer were an active participant. Notwithstanding the foregoing, the Companies reserve the right to restructure the foregoing reimbursement arrangement in any manner reasonably necessary or appropriate to avoid penalties or negative tax consequences to the Officer or the Companies, as determined by the Companies in their sole and absolute discretion, provided that the restructured arrangement shall be structured in a manner reasonably intended to preserve the foregoing economic benefit to the Officer. The COBRA health care continuation coverage period shall run concurrently with the Coverage Period.

(b)
With respect to any outstanding equity awards that vest over time, such awards will automatically accelerate and vest and, to the extent applicable, become exercisable, as of the Date of Termination.  With respect to any equity awards that vest based on the attainment of performance goals, such awards will vest and, to the extent applicable, become exercisable subject to and in accordance with the terms of the outstanding equity award agreement evidencing the award and the plan pursuant to which it was granted.

(c)
The Companies shall pay the severance payment, in a lump sum cash payment, and commence reimbursement of COBRA premium costs within sixty (60) days following the Date of Termination, subject to the Officer’s execution and non-revocation of a general release and waiver of claims in a form of agreement prepared by the Companies.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the execution of the general release and waiver of claims, directly or indirectly, result in the Officer designating the calendar year of a payment, and if a payment that is subject to execution of the general release and waiver of claims could be made in more than one taxable year, payment shall be made in the later taxable year.

Section 7.  Procedure for Termination.

7.1           Notice of Termination.

For the purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment.

7.2           Date of Termination.

For the purposes of this Agreement, the “Date of Termination” shall mean the date of the Officer’s death; or thirty (30) days after Notice of Termination is given; provided that if within ten (10) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the date of termination shall be extended for an additional period not to exceed ten (10) days.  During the period between Notice of Termination and the Date of Termination the Officer may request and shall be granted a hearing before the Board of Directors of the Companies or such committee thereof as it may designate, at which time the Board of Directors of the Companies shall decide whether in its reasonable good faith opinion the Officer was either disabled or discharged for Cause and specifying the particulars thereof in detail.

Section 8.  No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

8.1           The Officer shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

8.2           The amount of any payment provided to the Officer under this Agreement shall not be reduced by any compensation earned by the Officer as the result of employment by another employer after the Date of Termination.

8.3           The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Officer’s existing rights, or rights which would accrue solely as a result of the passage of time under any plan of benefits provided to officers and managers of the Companies.

Section 9.  Confidential Information.

9.1           “Confidential Information” means all information (including, without limitation, all business records and plans, financial statements, customer lists and records, trade secrets, technical information, products, product design information, price structure, costs, software, files, books, logs, charts, studies, reports, surveys, schedules, maps, statistical information and other proprietary information) which may be furnished, disclosed, or developed to or by Officer, or which Officer may discover during the course of Officer’s employment, which is not generally known outside of SJI, or that Officer should reasonably believe to be proprietary or non-public information.

9.2           Protection of Confidential Information.  Officer understands and acknowledges that the Confidential Information has been developed or obtained by SJI by the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset of SJI which provides SJI with a significant competitive advantage, and needs to be protected from improper disclosure.  In consideration for the disclosure of the Confidential Information, Officer agrees to hold in confidence and to not disclose the Confidential Information to any person or entity without the prior written consent of SJI.

No copying.  Officer will not copy or modify any Confidential Information without the prior written consent of SJI with the intent to distribute externally.

Unauthorized Disclosure of Information.  If it appears that Officer has disclosed (or has threatened to disclose) Confidential Information in violation of this Agreement, SJI shall be entitled to an injunction to restrain Officer from disclosing, in whole or in part, the Confidential Information.  SJI shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

9.3           Return of Confidential Information.  Upon the written request of SJI, Officer shall return to SJI all written materials containing the Confidential Information.  Officer shall also deliver to SJI written statements signed by Officer certifying that all materials have been returned within five (5) days of receipt of the request.

9.4           Limited License to Use.  Officer shall not acquire any intellectual property rights under this Agreement except the limited right to use set out above.  Officer acknowledges that, as between SJI and Officer, the Confidential Information and all related copyrights and other intellectual property rights, are (and at all times will be) the property of SJI, even if suggestions, comments, and/or ideas made by Officer are incorporated into the Confidential Information or related materials during the period of this Agreement.

9.5           Confidentiality after Termination of Employment.  The confidentiality provisions of this Agreement shall remain in full force and effect during the Officer’s employment with the Company and after the termination of Officer’s employment.

Section 10.  Papers.

All correspondence, memoranda, notes, records, reports, plans and other papers and items received or made by the Officer in connection with his or her duties hereunder shall be the property of the Companies, and the Officer shall not have any property rights to such items when he or she is no longer an employee of the Companies.

Section 11.  Noncompetition.

11.1           The Officer acknowledges that, during the course of his employment hereunder, he will have access to the Companies’ customer and business prospects, knowledge of and experience in the techniques and methods the Companies used to do business in its industries and other information and know-how which, even if not directly disclosed to a competitor of the Companies, would give a competitor significant and unfair advantages over the Companies if made available to it through the Officer’s employment.

11.2           Officer acknowledges that SJI is engaged in the business of providing services for the acquisition, sale and transportation of natural gas, electricity and related products, for wholesale and retail users, and marketing total energy management services and other energy related services, throughout New Jersey, Pennsylvania, New York and other geographic areas within the United States.

11.3           Accordingly, unless the Officer requests in writing and is thereafter authorized in writing to do so by the Companies, the Officer will not, during the term of this Agreement, and, in the case of the Officer’s termination from employment for any reason, for a period of one (1) year thereafter (collectively, “the Noncompetition Period”), directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, any business corporation, proprietorship, partnership or other entity which competes with or is engaged in any alliance or joint venture with any of the Companies.

11.4           The Officer further agrees that, unless he/she requests in writing and is thereafter authorized in writing to do so by the Companies, the Officer will not, during the Noncompetition Period, directly or indirectly on behalf of any entity other than the Companies (i) induce or attempt to induce any employee or independent contractor of the Companies to leave the employ of, or terminate or adversely affect the contractual relationship with, the Companies, (ii) hire or affirmatively seek any business affiliation with any person who was an employee of the Companies within six months after such person ceased to be an employee of the Companies, or (iii) induce or attempt to induce any customer, supplier, licensee, franchisee or other business relation of the Companies to cease or reduce doing business with the Companies or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Companies (including making any negative statements or communications about the Companies).

11.5           The undertakings in this Section 11: shall apply only to those areas where the Companies engage or propose to engage in business or which the Companies, at the termination of the Officer’s employment hereunder have defined as their market territory, but shall not apply if the Company is or the Companies are, and after thirty days’ written notice to the Companies thereof continue to be, in default of its or their obligation to make any of the payments they are then required to make to the Officer under this Agreement and the Officer is not in default in the performance of his obligations to the Companies under this Agreement.

11.6           If the provisions of this Section 11 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by the law applicable in that jurisdiction.  In addition, the Officer hereby authorizes the Companies to bring the Officer’s obligations hereunder to the attention of, and to provide a copy or description of pertinent Sections of this Agreement to, any entity which the Companies believe may offer or has offered employment to the Officer.

Section 12.  Enforcement.

The Officer acknowledges that in the event of his or her breach or threat of breach of Sections 9, 10 or 11 of this Agreement, the Companies’ remedies at law will be inadequate and, in such event, the Companies will be entitled to appropriate injunctive and other equitable relief in addition to its legal remedies.

Section 13.  Notices.

All notices and other communications provided for herein that one party intends to give to the other party shall be in writing and shall be considered given when mailed by certified mail, return receipt requested, or personally delivered, either to the party or at the address set forth below (or to such other address as a party shall designate by notice hereunder):

South Jersey Industries, Inc.
Attn: Chief Executive Officer
Number One South Jersey Plaza
Folsom, New Jersey 08037

[ Officer ]
[ Address ]
[ City, State, Zip ]

Section 14.  Amendments.

This Agreement may be amended, modified, superseded, canceled, renewed or extended only by a written instrument executed by both parties hereto.

Section 15. Binding Effect and Non-Assignability.

This Agreement shall inure to the benefit of the Officer’s heirs and personal representatives and shall be binding upon the successor of the Companies, including any entity with which the Companies may be merged or consolidated or which may acquire all or substantially all of the assets of the Companies.  This Agreement shall not be assignable, in whole or in part, by either party, without the written consent of the other party.

Section 16.  Legal Expenses.

In the event of a dispute in connection with this Agreement, the parties shall each pay their own costs, except that after a Change in Control, the Companies shall pay the reasonable legal expenses incurred by the Officer in attempting to obtain or enforce rights or benefits provided by this Agreement, if, the Officer prevails on at least one material claim which is the subject of such enforcement action (included by negotiated settlement).

Section 17.  Arbitration.

Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the County of Atlantic, State of New Jersey, in accordance with the rules then in effect of the American Arbitration Association (“AAA”), and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  In any such arbitration each party will choose one arbitrator and those two arbitrators will choose a third.  Each party will pay the costs associated with its arbitrator and will divide equally the cost associated with the third arbitrator.  The parties will divide equally the costs and fees associated with AAA.  Notwithstanding anything to the contrary in this Section 17, either party may commence in any court having jurisdiction over the parties hereto any action to obtain injunctive relief.

Section 18.  Equitable Relief.

The Companies and the Officer confirm that the restrictions contained in Sections 9, 10 and 11 are, in view of the nature of the business of the Companies, reasonable and necessary to protect the legitimate interests of the Companies, and that any violation of any provision of those Sections will result in irreparable injury to the Companies.  The Officer hereby agrees that, in the event of any breach or threatened breach of the terms or conditions of the Agreement by the Officer, the Companies’ remedies at law will be inadequate and, in any such event, any of them shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction, notwithstanding any provision hereof relating to arbitration.  The Officer further irrevocably consents to the jurisdiction of any state or federal court located in the State of New Jersey over any suit, action or proceeding arising out of or relating to this Section and hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to such jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.  The Officer agrees that effective service of process may be made upon him by mail under the notice provisions contained in Section 13.  No party hereto shall be required to post a bond prior to the commencement of any suit, action or proceeding relating to this Section.

Section 19.  Governing Law.

This Agreement shall be governed by the laws of the State of New Jersey.

Section 20.  Entire Agreement.

This Agreement contains the entire agreement between the parties relative to its subject matter, superseding all prior agreements or understandings of the parties relating thereto.

Section 21.  Waiver.

Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof.  The failure of either party at any time to require performance of any provision of this Agreement which has not been waived in writing shall not affect such party’s rights at a later time to enforce such provision.  No consent or wavier by either party to any default or to any breach of a condition or term of this Agreement shall be deemed or construed to be a consent or waiver to any other breach or default.

Section 22.  Invalidity of Portion of Agreement.

If any provision of this Agreement or the application thereof to either party shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby an shall be enforceable to the fullest extent of the law.

Section 23.  Benefits of the Agreement.

This Agreement is for the benefit of each of the Companies, and each of them as well as the Companies shall have standing to enforce it as though it is a party hereto.  Each reference in this Agreement to an obligation by any of the Companies shall be a reference to the obligation of the Company to cause the Companies to perform such obligation.  Each undertaking by any of the Companies in this Agreement shall be the undertaking of the Company to cause the Companies to perform such undertaking.

Section 24.  Compliance with Section 409A of the Internal Revenue Code.

This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon the Officer’s termination of employment under this Agreement may only be made upon the Officer’s “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Officer’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  If expenses are incurred in connection with litigation, any reimbursements under the Agreement shall be paid not later than the end of the calendar year following the year in which the litigation is resolved.

Notwithstanding any provision in this Agreement to the contrary, if at the time of the Officer’s termination of employment with the Companies, SJI has securities which are publicly-traded on an established securities market and the Officer is a “specified employee” (as such terms is defined in section 409A of the Code) and if it is necessary to postpone the commencement of any payments upon the Officer’s termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Companies shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Officer) that are not otherwise paid within the short-term deferral and separation pay plan exceptions under Treas. Reg. section 1.409A-1(b)(4) and (9), respectively, until the first payroll date that occurs after the date that is six (6) months following the Officer’s “separation from service” with the Companies.  If any payments are postponed due to such requirements, such amounts shall be paid in a lump sum to the Officer, and any installment payments due to the Officer shall recommence, on the first payroll date that occurs after the date that is six (6) months following the Officer’s “separation from service” with the Companies.  If the Officer dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Officer’s estate within sixty (60) days after the date of the Officer’s death.

Section 25.  Withholding.

All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  The Officer shall be solely responsible for all federal, state, and local taxes due with respect to any payment received under this Agreement.

Section 26.  No Fiduciary or Employment Relationship.

Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind or fiduciary relationship or contract for employment between the Company and the Officer, and nothing in this Agreement shall affect the right of the Company to terminate the employment of the Officer for any reason whatsoever.

Section 27.  Recoupment.

All payments provided under this Plan shall be subject to any recoupment or clawback policies approved by the Board from time to time that allow recoupment of any severance if the Officer engages in activities or takes actions that cause detrimental harm to the Companies or unjustly enrich the Participant.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.

FOR THE COMPANIES:

By:
Edward J. Graham
President and Chief Executive Officer
South Jersey Industries, Inc.

By:
[ Officer Name ]
[ Title ]
[Relevant Company Name}